Exhibit 5.1

Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax

June 1, 2026

PennantPark Floating Rate Capital Ltd.

1691 Michigan Avenue

Miami Beach, Florida 33139

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to PennantPark Floating Rate Capital Ltd., a Maryland corporation (the “Company”), in connection with the preparation and filing of (1) a registration statement on Form N-2 (Registration No. 333-279726), originally filed on May 24, 2024 and as subsequently amended on June 21, 2024 and July 15, 2024, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) and (2) the final prospectus supplement, dated May 27, 2026 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission on May 28, 2026 pursuant to Rule 424(b)(2) under the Securities Act, relating to the proposed issuance by the Company of $100,000,000 aggregate principal amount of its 7.375% notes due 2031 and an additional $5,000,000 aggregate principal amount of its 7.375% notes due 2031 pursuant to a partial exercise of the Underwriters’ (as defined in the Underwriting Agreement (as defined below)) overallotment option (collectively, the “Notes”), to be sold to underwriters pursuant to an underwriting agreement in substantially the form filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 1, 2026 (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and we express no opinion herein as to any matter other than as to the legality of the Indenture (as defined below) and the Notes.

The Notes are to be issued pursuant to the indenture dated as of March 23, 2021 (the “Base Indenture”), between the Company and Equiniti Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the third supplemental indenture dated as of June 1, 2026 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

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(vi)	the Articles of Amendment and Restatement of the Company, as amended;

(vii)	the Second Amended and Restated Bylaws of the Company;

(viii)	a Certificate of Status from the State Department of Assessments and Taxation of the State of Maryland as to the existence and good standing of the Company as of a recent date; and

(ix)	the resolutions of the board of directors of the Company and resolutions approved by the pricing committee of the Board, relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Indenture constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.

When duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the issuance of the Notes:

(i)	the Company is duly incorporated and validly existing in good standing under the laws of the State of Maryland;

(ii)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

(iii)	the terms of the Notes have been duly established and approved by all necessary corporate actions on the part of the Company;

(iv)	the terms of the Notes as established comply with the requirements of the 1940 Act; and

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(v)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) an implied covenant of good faith and fair dealing; (iv) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (v) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (vi) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions are limited to the federal laws of the United States of America and the laws of the State of New York.

This opinion letter has been prepared for the Company’s use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 1, 2026, and to the reference to this firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

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